Exhibit 23.1



              Consent of Independent Certified Public Accountants


Stockholders and Board of Directors
Bion Environmental Technologies, Inc
New York, New York


We hereby consent to the incorporation by reference in Registration Statement Nos. 333-38704, 333-06407 and 333-93353 of Bion Environmental Technologies, Inc. (the "Company") on Forms S-8, of our report dated August 10, 2001 (except for Note 6, which is as of August 31, 2001 and Note 10, which is as of September 6, 2001) relating to the consolidated financial statements appearing in the Annual Report of Form 10-KSB of Bion Environmental Technologies, Inc. for the year ended June 30, 2001. Our report contains an explanatory paragraph regarding the Company's ability to continue as a going concern.



/s/ BDO Seidman, LLP
BDO Seidman, LLP
October 9, 2001
New York, New York